Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR COMPANY EXECUTIVES

UNDER THE OPEN LENDING CORPORATION

2020 STOCK OPTION AND INCENTIVE PLAN

2021 PERFORMANCE-BASED

Name of Grantee:

Target No. of Restricted Stock Units:

Grant Date:

Pursuant to the Open Lending Corporation 2020 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), Open Lending Corporation (the “Company”) hereby grants an award of the target number of Restricted Stock Units listed above (an “Award” and such number of Restricted Share Units, the “Target RSUs”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share, of the Company (the “Stock”).

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units.

(a) The restrictions and conditions of Paragraph 1 of this Agreement shall lapse with respect to the Restricted Stock Units as set forth on Exhibit A. The actual number of Restricted Stock Units to be earned pursuant to this Agreement will be based on the extent to which the performance metrics described on Exhibit A (the “Performance Metrics”) are achieved relative to the targets described on Exhibit A and may be equal to or less than the Target RSUs specified above. In no event will the number of Restricted Stock Units earned hereunder exceed the number of Target RSUs specified above.

(b) The number of Restricted Stock Units earned under this Award shall be calculated as provided in Exhibit A following the completion of each of the performance period described on Exhibit A (the “Performance Period”) and on the basis of the level to which the Performance Metrics specified on Exhibit A is actually attained relative to the applicable targets for the Performance Period. This Award does not include any dividend equivalent or other stockholder rights.

(c) Within seventy-five (75) days of the completion of each Performance Period, the Administrator will determine in its sole discretion the extent to which the Performance Metrics have been satisfied.

(d) In addition, in the event the Grantee’s Service Relationship with the Company is terminated prior to the completion of the Performance Period (i) by the Company or a Subsidiary for any reason other than for Cause, death or disability or (ii) by the Grantee for Good Reason, and such termination occurs immediately prior to or within twelve (12) months after the occurrence of the first event constituting a Sale Event (as defined in the Plan) (a “Qualifying Termination”), then subject to the Grantee’s delivery and nonrevocation, within sixty (60) days after the termination of the Grantee’s Service Relationship, of a release of claims in favor of the Company and its affiliates, the Grantee’s Restricted Stock Units shall vest as of the date of such Qualifying Termination (or the date of the Sale Event, if later) assuming Target Performance has been achieved as specified on Exhibit A. Restricted Stock Units that do not vest in accordance with the foregoing sentence shall be forfeited to the Company without payment of any consideration by the Company, and neither the Grantee nor any of his or her successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Units.

For purposes of Paragraph 2 of this Agreement, “Cause” and “Good Reason” shall have the meanings ascribed to them in the Grantee’s Employment Agreement with the Company dated August 28, 2020, as may be amended from time to time.

3. Termination of Service Relationship. Subject to Paragraph 2 above and the terms set forth on Exhibit A hereto, if the Grantee’s Service Relationship with the Company or a Subsidiary terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4. Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Tax Withholding. In connection with the settlement of vested Restricted Stock Units, the Company shall issue to a broker designated by the Company and acting on behalf of the Grantee a number of shares of Stock sufficient to satisfy the minimum withholding amount due along with any applicable third-party commission with irrevocable instructions to (i) sell such shares of Stock (“Sale-to-Cover”) and (ii) the proceeds from such Sale-to-Cover shall be remitted to the Company. In the event the proceeds from the Sale-to-Cover are insufficient to fully satisfy the applicable minimum withholding taxes, the Grantee authorizes withholding from payroll and any other amounts payable to the Grantee, in the same calendar year, and otherwise agrees to make adequate provision through the submission of cash, a check or its equivalent for any sums required to satisfy the remaining applicable withholding taxes. Given that the Sale-to-Cover is both mandatory and non-discretionary, it is the intent of the parties that this Paragraph 6 comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Unless the withholding tax obligations of the Company and/or any Affiliate thereof are satisfied by the Grantee in accordance with this provision, the Company shall have no obligation to issue any shares of Stock on the Grantee’s behalf pursuant to the vesting of this Award.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship with the Company or a Subsidiary at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

OPEN LENDING CORPORATION

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

Exhibit A1

PERFORMANCE CRITERIA

Performance Period	Target Number of RSUs Allocated to Performance Metric	Performance Metric	Threshold Performance (75% of Target Performance)	Target Performance
1/1/2021 – 12/31/2023	50% of Target	Total Revenue	$603,750,000	$805,000,000
	50% of Target	Cash EBITDA	$311,250,000	$415,000,000

A.

The number of Restricted Stock Units earned under this Award shall be based upon the achievement of the cumulative Revenue goals and cumulative Cash EBITDA (as each such term is defined below) goals, as set forth in the chart above, in each case, upon the completion of the Performance Period.

B.

For each Performance Period, 50% of the applicable Restricted Stock Units will be earned based upon the achievement of the cumulative Revenue goals and 50% of the applicable Restricted Stock Units will be earned based upon the achievement of the cumulative Cash EBITDA goals. Restricted Stock Units not earned during the Performance Period will be forfeited and will not be eligible to be earned in a later Performance Period. Failure of the Company to achieve the Threshold Performance for one of the Performance Metrics will not affect the Grantee’s ability to earn the Restricted Stock Units allocated to the other Performance Metric, if such Threshold Performance is achieved.

C.

If the Company achieves less than the Threshold Performance for a Performance Metric, 0% of the Restricted Stock Units subject to such Performance Metric shall be earned for the Performance Period. If the Company achieves 100% of the Threshold Performance for a Performance Metric, 50% of the Restricted Stock Units subject to such Performance Metric shall be earned for such Performance Period. If the Company achieves 100% or more of Target Performance for a Performance Metric, 100% of the Restricted Stock Units subject to such Performance Metric shall be earned for the Performance Period. For Company performance exceeding Threshold Performance but less than Target Performance (as described below) for a Performance Metric, the number of Restricted Stock Units that will be earned for such Performance Period shall be determined by straight line interpolation between the Threshold Performance and Target Performance. In no event will the number of Restricted Stock Units earned with respect to any Performance Metric during the Performance Period exceed the “Target Number of RSUs Allocated to Performance Metric” described above.

[1]	Note to Form: To be included for NEOs only.

D.

For purposes hereof, “Revenue” means, for a Performance Period, the sum of (i) Program Fees, (ii) Profit Share, and (iii) Claims Administration Service Fees, as recognized in accordance with GAAP and filed on the Company’s Form 10-K.

E.

For purposes hereof, “Cash EBITDA” means, for a Performance Period, net income, plus (i) interest expense, (ii) taxes and TRA payments, (iii) depreciation & amortization, (iv) cash collections related to Revenue, (v) any net asset writedowns related to Revenue, and (vi) non-operational exceptional expenses, minus (i) interest income, (ii) Revenue, (iii) any net asset markups related to Revenue, (iv) non-operational exceptional income, as recognized in accordance with GAAP and filed on the Company’s Form 10-K.

Exhibit A2

PERFORMANCE CRITERIA

Performance Period: 1/1/2021 – 12/31/2023

Performance Metric(s): To be determined by John Flynn, the Chief Executive Officer, in his discretion.

[2]	Note to Form: To be included for non-NEO executives only.

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